UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

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MERCURY INTERACTIVE CORPORATION

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November 4, 2003

Re: Special Stockholder Meeting of Mercury Interactive Corporation

Dear Mercury Stockholder:

We are holding a special stockholder meeting on December 10, 2003 and I would like to encourage your support for the two items on the ballot for this meeting: (i) an increase in the number of shares reserved for issuance under our 1999 Stock Option Plan by an additional 3,000,000 shares; and (ii) an increase in the number of shares reserved for issuance under our ESPP by an additional 5,000,000.

In particular, I wanted to focus on why we believe you should support the amendment of our 1999 Stock Option Plan to add 3,000,000 shares:

•	The 3,000,000 shares represent 3.35% of our outstanding shares at September 30, 2003 and we do not plan to request any additional shares to be added to our stock option plans until 2005.

•	We plan to reduce our usage of options in the future and plan to grant not more than 3% of our shares per year for our currently foreseeable equity compensation needs and not including any mergers and acquisitions.

•	We believe that without this amendment we may lack the ability to attract and retain the best available personnel for positions of substantial responsibility and offer equity compensation that is commensurate with that of our peers and competitors. As of September 30, 2003 we only had 3,751,279 shares available in the pool for employee stock options.

•	During the nine months ended September 30, 2003, we have continued to grow our revenue, deferred revenue and employee headcount as well as our stock price:

-	Revenue for the first nine months of 2003 was $354.5 million as compared to $282.4 million for the same period in 2002, an increase of 26 percent;

-	Deferred revenue at September 30, 2003 was $226.0 million compared to $126.7 million at September 30, 2002; and

-	Employee headcount was 2,245 at September 30, 2003 compared to 1,772 at September 30, 2002, an increase of 40 percent.

•	We have voluntarily reduced our use of equity compensation both in the size of grants to employees and officers and in the number of persons eligible to receive grants:

-	The aggregate number of options granted to our executive officers under our annual supplemental grant plan was 1,200,000 in 2003 compared to 1,750,000 in 2002; and

-	The number of employees who received option grants under our annual supplemental grant plan was 1,056, or 58% of our employees, in 2003 compared to 1,300, or 81% of our employees, in 2002.

•	We believe that our 1999 Stock Option Plan contains provisions that are consistent with the interests of our stockholders and with our corporate governance practices, including a prohibition on any repricing without prior stockholder approval and no evergreen provision.

•	In addition, according to the corporate governance quotient calculated by Institutional Shareholder Services Inc., an independent provider of proxy voting and corporate governance services, we currently outperform 97.7 % of the companies in our industry, the software and services group and more than 66.3% of the S&P 500.

We are continuing to focus on preserving as much stockholder value as possible given the state of our business and the environment in which we operate while balancing the need to attract and retain the best available personnel.

We appreciate your time and attention to these important matters and thank you for your continued support.

Amnon Landan

Chairman of the Board, President and Chief Executive Officer